Exhibit 23.1

Consent of Arnett & Foster, P.L.L.C.,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61704) pertaining to the Coal Company Salary Deferral and Profit Sharing Plan of A.T. Massey Coal Company Inc. (a wholly owned subsidiary of Massey Energy Company), with respect to the financial statements and schedule of A.T. Massey Coal Company Inc.’s Coal Company Salary Deferral and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Arnett & Foster, P.L.L.C.

Charleston, West Virginia

June 20, 2006